EXHIBIT  10.38
September 1, 1998


Larry Leonard, Ph.D.
3304 Dartmouth
Dallas, Texas 75205

Dear Larry:

This will confirm our recent conversations in connection with your decision to leave LabCorp to pursue other interests. As we discussed, we are anxious to maintain a vehicle to take advantage of the special experience and knowledge that you possess after you leave LabCorp and are pleased that you have expressed an interest in entering into a Consulting Agreement with us beginning on the last day of your employment with LabCorp. This letter agreement ("Agreement") sets forth the terms and conditions of the consultantship which shall be as follows:

1. The field of the consultantship shall cover your providing advice and assistance to Laboratory Corporation of America Holdings and its subsidiaries and affiliates ("LabCorp") at the request of the Chief Executive Officer ("CEO") in the following areas:

   a)  Acting as the Company's liaison with Medical City of Dallas;

   b)  pricing programs;

   c)  operational implementation of regulatory compliance programs;

   d)  managed care programs;

   e)  cost control programs;

   f)  mergers and acquisitions;

   g)  Western Regional Consolidation;

   h)  new test analysis;

   i) serving as LabCorp's Representative on corporate boards as requested (subject to coverage in each case acceptable to you under a policy covering Directors and Officers
       Liability); and

   j) such other projects as may be requested by the CEO from time to time.

In undertaking any such project, you will be provided with an objective or a set of objectives to achieve, and you will be required to use your best professional judgment as to the manner and means of achieving the stated objectives.

2. This Agreement shall be effective for a period of two (2) years ("Term") effective on the day following your retirement from LabCorp, January 1, 1999. You agree to make reasonable efforts during the Term to be available for consultation by phone or in person for an average of eighty hours per month during the Term (approximately two to three days per week on average, or between one-hundred ten (110) to one-hundred twenty-five (125) days during each year of the Term).

3. As compensation for the services to be rendered hereunder, LabCorp agrees to pay you the following:

          (a) A total of $350,000 per year, payable in equal monthly installments on or before the fifteenth day of each month during the Term;

          (b) Following each year of the Term, at the sole discretion of the CEO, you will be eligible to be considered for a "Consultancy Success Bonus" based upon the performance of the Company and your contribution to the Company's performance;

          (c) Reasonable travel and other out-of-pocket expenses incurred in connection with the services provided under this Agreement at the request of LabCorp, subject to the travel and expense policy applicable to employees then in effect at LabCorp.

4. You will be entitled to retain the 554,130 options previously granted to you in connection with the Company's Employee Stock
     Option Plan(s) ("Plan(s)") until the termination of this Agreement at which time you will have the option of exercising vested options in accordance with the terms of the Plan(s). In addition, you will be entitled to be paid any Management
     Incentive Bonus earned during 1998 at the time such bonus would be otherwise paid in 1999. The Company will also pay the cost of coverage under COBRA if you elect to continue coverage under COBRA, for the eighteen months thereof, and pay you an amount equal to the cost of six months COBRA coverage at the beginning of the eighteenth month of the Term, provided that you supply evidence reasonably acceptable to LabCorp that such amount is used to obtain alternative medical and/or dental coverage for yourself and/or any dependents. The Company will also use its best efforts to have you covered by its disability, life insurance, and excess personal liability plans to the same extent as its Executive Officers. However, if LabCorp is unable to obtain any such coverage, the Company shall pay you each year during the Term an amount equal to its annual cost for such unavailable coverage for you at the time that such payments would otherwise be made to obtain such coverage, plus (in the case of life insurance) an additional cash amount equal to .613 times
     LabCorp's annual cost of life insurance coverage for coverage in excess of $50,000 on your life for the year preceding the Term, plus (in the cases of excess personal liability insurance) an additional cash amount equal to .613 times
     LabCorp's annual cost of excess personal liability insurance coverage for you for the year preceding the Term. In addition, when calculating your benefit under the Company's Pension
     Equalization Plan, the compensation paid and time spent in connection with this Consulting Agreement, shall be added to the income earned and years of service calculation. For example, if you serve as a Consultant for two (2) years and are compensated at the rate of $350,000, two (2) years would be added to your years of service and income of $350,000 for 1999 and 2000 would be used to calculate your PEP benefit.

5. Except as provided otherwise in this Agreement, or in the terms of any documents governing any employee benefit plan maintained by LabCorp, (i.e. retirement plans), you will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of LabCorp's employee benefit plans effective upon the termination of your employment. You agree that the payments made to you pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of any benefits that you may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred plan.

6. It is understood that the payments and other benefits referred to or to be made by LabCorp pursuant to this Agreement take into account any accrued vacation, severance, and other benefits to which you might otherwise be entitled. Therefore, upon your termination and retirement from LabCorp, you shall not be entitled to any accrued vacation, bonuses, severance benefits, or other amounts, except as otherwise specified herein.

7. You agree that during the Term you will not, directly or indirectly, in any capacity, become associated with or assist, any entity or person engaged in the same or a similar competitive business with LabCorp or its affiliates in the geographic areas in which LabCorp or its affiliates operates. You also agree that during the Term you will not solicit sales from any trade or business that was a customer of LabCorp or its affiliates during your employment with LabCorp, nor will you assist, directly or indirectly any person or entity to do so. This duty of nonsolicitation is intended to be cumulative with your duty not to compete and neither shall be interpreted as a limitation on the other. In addition, you agree that during the Term you will not (and will not attempt, directly or indirectly, to) encourage, solicit, or otherwise induce any LabCorp employee, officer, or director to terminate their employment with LabCorp or any affiliates or subsidiaries. In addition, you agree not to communicate to anyone by word or deed, directly or indirectly, whether characterized as fact or opinion, or by suggestion or innuendo, any statement that could reasonably be expected to cause any person to whom it is communicated to have a lower opinion of LabCorp, its services, or credit worthiness.

8. You agree to maintain in confidence and to keep secret indefinitely, even beyond the termination of this Agreement and not to use for any purpose, any unpublished, proprietary or confidential information ("Information") disclosed to you by or on behalf of LabCorp, or developed by you directly in connection with this Agreement. All reports, drawings, data, information, and property given to you by LabCorp hereunder or any similar materials of any kind shall be held in confidence by you and you agree not to use, reproduce, or transmit such material to any other party without the prior written approval of LabCorp. Said material shall remain the sole property, and be immediately returnable to LabCorp, upon request by LabCorp.

9. Nothing contained in this Agreement shall be deemed to create an employer/employee, principal/agent, or joint venture relationship between the parties. Rather, you agree that the services shall be performed pursuant to this Agreement as an independent contractor.

10. Nothing in this Agreement shall prohibit you from performing other consulting services not in conflict with the commitments you have made in this Agreement or the restrictive covenants that it contains.

11. During the Term, you agree that you will comply with all applicable laws and governmental regulations pertaining to services to be performed pursuant to this Agreement, and with all Corporate Compliance Policies of LabCorp as in effect at the beginning of the Term and as amended from time to time by any amendment of which you have actual notice or with respect to which you have been mailed a notice or a copy, by first class mail, postage pre-paid, addressed to you at 3304 Dartmouth, Dallas, TX 75205, or at such other address as you may designate in a writing delivered to the General Counsel of LabCorp.

12. LabCorp agrees to indemnify you and save you harmless from any claims, demands, actions, suits, and liabilities with respect to your services on LabCorp's behalf hereunder to the same extent, and subject to the same conditions, as LabCorp indemnifies and saves harmless senior executive employees engaged in providing comparable services to LabCorp. As a further inducement to LabCorp to enter into this agreement you agree:

     a) never to sue, or file any administrative action against, LabCorp, its subsidiaries, parent corporation or any other affiliates, their present or former directors, officers, employees and agents, and any and all employee benefit plans maintained by LabCorp and any and all committees and agents thereunder, or any of them with respect to any matter relating to or arising out of your employment by LabCorp or its affiliates or termination thereof;

     b) to agree to the Release, which is incorporated in this Agreement as Paragraph 13; and

     c) never to commit an act that is detrimental or injurious to the reputation of LabCorp, its subsidiaries or affiliates, or any of their present or former officers, directors, employees, or agents.

     It is understood and agreed, however, that this Paragraph 12 and the Release included in Paragraph 13 are not intended as a release by you of any rights you may have as a present or former officer or employee of LabCorp to indemnification by LabCorp under its by-laws or Delaware Corporate law, or pursuant to this Paragraph 12.

13. In consideration for LabCorp's agreement to provide you with the payments and benefits listed in this Agreement, you, your heirs, your legal representatives and assigns, fully release, discharge, and covenant not to make any claims or demands or to commence any type of legal action against LabCorp (including administrative charges or lawsuits) regarding any matters arising from your employment with or separation from LabCorp, including, but not be limited to, all claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
     Section 2000e et seq.; the ADEA, as amended, 29 U.S.C.
     Section 621-34; ERISA; COBRA; the Americans with Disabilities Act of 1990, 42 U.S.C. Section 12101 et seq.; and any and all other claims of which you now know or should know that may be stated under federal or applicable state statutory, decisional, or administrative law, including (without limitation) claims under wage payment laws, or claims of wrongful termination, breach of employment contract, intentional or negligent infliction of emotional distress, outrage, and any and all other causes of action. This Agreement is not intended to waive any claims that may arise after the date the Agreement is executed.

14. You agree that this Agreement does not constitute an admission by LabCorp of any wrongdoing or liability. LabCorp expressly denies any wrongdoing or liability.

15. If you breach any provision of this Agreement, LabCorp shall have the right to discontinue permanently all further payments hereunder (except as otherwise required by applicable law).

16. The remedy provided by Paragraph 15 shall not be deemed to be the exclusive remedy for your breach of this Agreement, but shall be in addition to all other remedies available at law or equity to LabCorp. You understand and agree that any breach by you of any of the covenants contained in this Agreement shall entitle LabCorp to bring an action for failure to comply with the terms of this Agreement and, further, LabCorp shall be entitled to reasonable attorney's fees and costs as part of such action. In addition, you agree that no adequate remedy exists at law for breach of this Agreement and that LabCorp shall be entitled to injunctive relief.

17. You agree that if, in any judicial proceedings, a court should refuse to enforce or give effect to any covenant set forth in this Agreement because of its term, scope or subject matter, then, for the purpose of such proceedings, such unenforceable covenant shall be deemed to be modified or eliminated to permit, to the maximum extent permitted by law, its enforcement or the enforcement of any covenant not held to be unenforceable.

18. You may not assign this Agreement or any of your rights hereunder. Subject to the foregoing, this Agreement shall inure to the benefit of LabCorp, its successors and assigns, and shall be binding upon you, your heirs, successors, and legal representatives. Nothing hereinshall be construed to prohibit you from retaining the services of any person, at your expense, to assist you in rendering any services under this agreement, or from assigning to any such person any work to be performed in connection with rendering any services under this agreement.

19. No modifications or amendments hereof shall be effective unless made in writing and signed by you and an authorized representative of LabCorp.

20. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina.

21. The terms and conditions contained herein constitute the entire understanding and agreement of you and LabCorp with respect to your termination and special Consultancy/Severance Agreement.

22. You are advised to consult an attorney before signing this Agreement and the Release referred to in Paragraph 13. You have twenty-one (21) days after your receipt of this Agreement to consider the terms before signing.

23. Your signature below indicates that you have read and understand all of the provisions of this Agreement and Release referred to in Paragraph 13, and you have executed them voluntarily and with full knowledge of the significance of all provisions.

24. If you agree with the foregoing, please sign below and return the originals to me. You should retain the enclosed copy of this Agreement for your records.

25. You may revoke this Agreement within seven (7) days following the date it is signed by you (the "Revocation Period") by notifying my office by telephone and mailing written confirmation of your revocation to the attention of the General Counsel of LabCorp, during the Revocation Period. Subject to Paragraph 26, unless revoked, this Agreement shall become effective on the day immediately following expiration of the Revocation Period.

26. LabCorp shall have no obligations under this Agreement if you do not execute or if you revoke in accordance with Paragraph
     25, this Agreement and the Release referred to in Paragraph 13.

On behalf of LabCorp, I thank you for your outstanding years of service. My best wishes to you in your future endeavors.



                       Very truly yours,



                       Laboratory Corporation of America Holdings

                       By:  _________________________________
                            Thomas P. Mac Mahon
                            Chief Executive Officer



AGREED TO AND ACCEPTED BY:


__________________________             DATE:___________________
   Larry Leonard, Ph.D.